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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                  SCHEDULE 13G
                                (Amendment No. 2)



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              INTEGRAL VISION, INC.
                                (Name of Issuer)




                                  COMMON STOCK
                         (Title of Class of Securities)




                                4 5 8 1 1 H 1 0 6
                                 (CUSIP Number)






    [X] Rule 13d-1(b) for Industrial Boxboard Corporation Profit Sharing Plan
[X] Rule 13d-1(c) for J. N. Hunter, J. A. Hunter and Industrial Boxboard Company


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CUSIP NUMBER:     4 5 8 1 1 H 1 0 6
ITEM 1:           REPORTING PERSON:            J.N. HUNTER
ITEM 4:           UNITED STATES OF AMERICA
ITEM 5:           230,000
ITEM 6:           2,086,417
ITEM 7:           230,000
ITEM 8:           2,086,417
ITEM 9:           2,316,417
ITEM 11:          19.72%
ITEM 12:          IN


CUSIP NUMBER:     4 5 8 1 1 H 1 0 6
ITEM 1:           REPORTING PERSON:            J.A. HUNTER
ITEM 4:           UNITED STATES OF AMERICA
ITEM 5:           0
ITEM 6:           2,086,417
ITEM 7:           0
ITEM 8:           2,086,417
ITEM 9:           2,086,417
ITEM 11:          18.12%
ITEM 12:          IN


CUSIP NUMBER:     4 5 8 1 1 H 1 0 6
ITEM 1:           REPORTING PERSON:            INDUSTRIAL BOXBOARD CORPORATION
                                               PROFIT SHARING PLAN, J.N. HUNTER
                                               AND J.A. HUNTER, TRUSTEES
ITEM 4:           CALIFORNIA
ITEM 5:           1,932,417
ITEM 6:           0
ITEM 7:           1,932,417
ITEM 8:           0
ITEM 9:           1,932,417
ITEM 11:          17.01%
ITEM 12:          EP


CUSIP NUMBER:     4 5 8 1 1 H 1 0 6
ITEM 1:           REPORTING PERSON:            INDUSTRIAL BOXBOARD COMPANY,
                                               J.N. HUNTER AND J.A. HUNTER,
                                               ITS GENERAL PARTNERS
ITEM 4:           CALIFORNIA
ITEM 5:           154,000
ITEM 6:           0
ITEM 7:           154,000
ITEM 8:           0
ITEM 9:           154,000
ITEM 11:          1.61%
ITEM 12:          PN






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ITEM 1(A).        NAME OF ISSUER:

                                            INTEGRAL VISION, INC.


ITEM 1(B).        NAME OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                            38700 GRAND RIVER AVENUE
                                            FARMINGTON HILLS, MICHIGAN  48335


ITEM 2(A).        NAME OF PERSON FILING:

                                            J.N. HUNTER

ITEM 2(B).        ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                                            INDUSTRIAL BOXBOARD CORPORATION
                                            2249 DAVIS COURT
                                            HAYWARD, CA  94545

ITEM 2(C).        CITIZENSHIP:

                                            UNITED STATES OF AMERICA


ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                                            COMMON STOCK

ITEM 2(E).        CUSIP NUMBER:

                                            4 5 8 1 1 H 1 0 6


ITEM 3.IF THIS STATEMENT IS FILED PURSUANT TO "240.13D-1(B) OR  240.13D-2(B) OR
       (C) CHECK WHETHER THE PERSON FILING IS A:

                  NOT APPLICABLE:           J.N. HUNTER, J.A. HUNTER, FOR THE
                                            INDUSTRIAL BOXBOARD CORPORATION, OR
                                            FOR THE INDUSTRIAL BOXBOARD COMPANY

                  HOWEVER, FOR THE INDUSTRIAL BOXBOARD CORPORATION PROFIT SHARING PLAN, J.N. HUNTER AND J.A. HUNTER, TRUSTEES:



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                  [X]  AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH '240.13D-1(B)
                       (1)(II)(F)
ITEM 4.OWNERSHIP:


                  J.N. HUNTER:

                  (A)      AMOUNT BENEFICIALLY OWNED:                           2,316,417
                           (INCLUDES WARRANTS TO PURCHASE 2,181,417 SHARES)

                  (B)      PERCENT OF CLASS:                                    19.72%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:   230,000
                                    (SHARES HELD IN J.N. HUNTER'S IRA)

                           (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 2,086,417

                           (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             230,000
                                    (SHARES HELD IN J.N. HUNTER'S IRA)

                           (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             2,086,417




                  J.A. HUNTER:

                  (A)      AMOUNT BENEFICIALLY OWNED:                           2,086,417
                           (INCLUDES WARRANTS TO PURCHASE 2,031,417 SHARES)

                  (B)      PERCENT OF CLASS:                                    18.12%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:   0

                           (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 2,086,417

                           (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             0

                           (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             2,086,417



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ITEM 4.OWNERSHIP: (CONTINUED)


                  INDUSTRIAL BOXBOARD CORPORATION PROFIT SHARING PLAN, J.N. HUNTER AND J.A. HUNTER, TRUSTEES:



                  (A)      AMOUNT BENEFICIALLY OWNED:                           1,932,417
                           (INCLUDES WARRANTS TO PURCHASE 1,881,417 SHARES)

                  (B)      PERCENT OF CLASS:                                    17.01%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:   1,932,417

                           (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0

                           (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             1,932,417

                           (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             0



                  INDUSTRIAL BOXBOARD COMPANY, A CALIFORNIA PARTNERSHIP
                  J.N. HUNTER AND J.A. HUNTER, ITS SOLE GENERAL PARTNERS:

                  (A)      AMOUNT BENEFICIALLY OWNED:                           154,000
                           (INCLUDES WARRANTS TO PURCHASE 150,000 SHARES)

                  (B)      PERCENT OF CLASS:                                    1.61%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:   154,000

                           (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0

                           (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             154,000

                           (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             0


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ITEM 5.OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           NOT APPLICABLE


ITEM 6.OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                           NOT APPLICABLE


ITEM 7.IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
       PERSON:

                           NOT APPLICABLE


ITEM 8.IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           NOT APPLICABLE


ITEM 9.NOTICE OF DISSOLUTION OF GROUP

                           NOT APPLICABLE


ITEM 10.     CERTIFICATION

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


(DATE AND SIGNATURES ON NEXT PAGE)




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DATED: FEBRUARY 4, 2004

               INDUSTRIAL BOXBOARD CORPORATION PROFIT SHARING PLAN


               /S/ J.N. HUNTER                    /S/ J.A. HUNTER
               -----------------------------      ---------------------------
               J.N. HUNTER, TRUSTEE                   J.A. HUNTER, TRUSTEE


BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:   FEBRUARY 4, 2004


               /S/ J.N. HUNTER                     /S/ J.A. HUNTER
               -----------------------------       ----------------------------
               J.N. HUNTER                             J.A. HUNTER


               INDUSTRIAL BOXBOARD COMPANY, A CALIFORNIA PARTNERSHIP


               /S/ J.N. HUNTER                     /S/ J.A. HUNTER
               -----------------------------       ----------------------------
               J.N. HUNTER, GENERAL PARTNER            J.A. HUNTER, GENERAL
                                                       PARTNER



NOTE:     THE ADDRESS FOR ALL REPORTING PERSONS HEREIN IS THE ADDRESS LISTED IN
          ITEM 2(B) ABOVE.